SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2006

OXFORD MEDIA, INC.
(FORMERLY BECOMING ART INC.)

(Exact name of registrant as specified in its charter)

NEVADA	000-51125	20-3270909
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Technology Drive
Building H, Irvine, California 92618
(Address of Principal Executive Offices)

(949) 341-0050
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 -- REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement

On August 14, 2006 we received draft agreements for our review under which we would borrow sufficient proceeds to enable us to close our proposed acquisition of SVI Hotel Corporation. These agreements are currently under review and are subject to further negotiation and execution. The terms and conditions of the proposed loan transaction are not yet finalized.

Item 1.02	Termination of a Material Definitive Agreement

On August 11, 2006, the Company was informed by JMB Capital Partners, L.P. (whom we refer to as JMB) that JMB had elected to terminate, as of that date, the Commitment Letter we previously entered into with JMB. The Commitment Letter provided for a commitment by JMB to provide financing to us in order to enable us to complete our proposed acquisition of SVI Hotel Corporation.

The Commitment Letters provided for us to issue our promissory notes as senior indebtedness in exchange for a maximum of $7,800,000. We would also issue our common stock and warrants to acquire our common stock as additional consideration for the loan proceeds. The closing of the financing proposed under the Commitment Letter was subject to traditional closing requirements such as the completion of final due diligence and the execution of definitive agreements, as well as additional specified conditions.

JMB terminated the Commitment Letter and for reasons which we believe were not valid and not in accordance with the terms and conditions of the Commitment Letter. The Commitment Letter originally had an expiration date of July 14, 2006. JMB expressly agreed to extend that expiration date and was working with us up to and until August 11, 2006 in an attempt to fulfill its obligations under the Commitment Letter. We believe that we have not incurred any penalties or other liabilities to JMB as a result of JMB’s termination of the Commitment Letter. We are retaining all of our rights, remedies, and avenues of redress which may available to us, if any, as a result of the termination of the

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXFORD MEDIA, INC.

/s/ Lewis Jaffe
Lewis Jaffe, Chief Executive Officer
Date: August 17, 2006